[TOUSA Logo]	Company Contacts:	Exhibit 99.1
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email:investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

Chairman News

HOLLYWOOD, Fla., March 31, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced that it has learned that Konstantinos Stengos, who currently serves as the Chairman of the Board of the Company, has recently been found, by a Court of Misdemeanors in Athens, Greece, to have violated certain Greek laws relating to a 1999 sale of certain shares of Technical Olympic S.A.

Technical Olympic S.A. is a Greek company listed on the Athens Stock Exchange and is currently the owner of approximately 73% of the outstanding shares of Technical Olympic USA, Inc.

The Company has been advised by Mr. Stengos and his attorneys that he is in the process of filing an appeal of the court’s ruling, as his attorneys believe the conviction constitutes double jeopardy for actions of which Mr. Stengos has been previously found innocent.

The charges of which Mr. Stengos has been found guilty are not based upon any acts or omissions of Technical Olympic USA, Inc. or of Mr. Stengos in his capacity as Chairman of the Board of Technical Olympic USA, Inc., nor are such charges in any way related to activities of Technical Olympic USA, Inc. or any of its outstanding securities.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first- time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at http://www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 11, 2005.